COMMUNITY CENTRAL BANK CORPORATION
FORM 10-KSB (continued)


                                   EXHIBIT 11


                        COMPUTATION OF PER SHARE EARNINGS




                                             Year Ended December 31,
                                               1998             1997
                                               -----            -----
                                         (in thousands, except per share data)
BASIC

Net Income (Loss)                              $1,104           ($1,932)
/ Weighted Average Shares                       1,668             1,391

---------------------------                    ------           -------
Basic Earnings (Loss)
   Per Share                                    $0.66            ($1.39)
===========================                    ======           =======


DILUTED

Net Income (Loss)                              $1,104           ($1,932)
/ Weighted Average Shares                       1,679             1,391

---------------------------                    ------           -------
Diluted Earnings (Loss)
   Per Share                                    $0.66            ($1.39)
===========================                    ======           =======




Notes:

   - Weighted average shares outstanding have been adjusted to reflect the 10% stock dividends in 1998 and 1997.

   - Where applicable, diluted share computations include the effects of outstanding stock options.



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